EXHIBIT 11



                           MS FINANCIAL, INC.
                 COMPUTATION OF PER SHARE INCOME (LOSS)
                 (in thousands, except per share data)

                             Three Months Ended    Nine Months Ended
                            Sept 30,    Sept 30,  Sept 30,    Sept 30,
                              1995        1996     1995        1996

Weighted average shares:
 Common stock outstanding   10,344      10,427    9,320       10,436

 Option shares outstanding   1,008         0(1)   1,008         0(1)

 Shares assumed repurchased
  using treasury stock
  method                     (470)         0(1)   (480)         0(1)

Weighted average shares
  outstanding               10,882      10,427    9,848       10,436


Net income (loss)           $4,306      ($3986)   $5,683      ($4205)


Computation of net income
  (loss) per share:

  Net income (loss)
  divided by weighted
  average shares
  outstanding               $0.40       ($0.38)   $0.58       ($0.40)

(1) Excludes option shares as their inclusion would be antidilutive.

